Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Announces Results from a Preliminary Assessment of its Mt. Todd Gold Project, Northern Territory, Australia

Denver, Colorado January 4, 2007 - Vista Gold Corp. (TSX & AMEX: VGZ) is pleased to announce results from a preliminary assessment at its Mt. Todd project in Northern Territory, Australia, that was completed on December 29, 2006, by Gustavson Associates LLC (“Gustavson”) of Boulder, Colorado, in accordance with Canadian National Instrument 43-101 standards under the direction of John W. Rozelle, P.G., an independent qualified person. This preliminary assessment entitled “Preliminary Economic Assessment Mt. Todd Gold Project, Northern Territory, Australia” dated December 29, 2006, has been filed on SEDAR by Vista.

The Mt. Todd project is 50 kilometers north of Katherine, and approximately 250 kilometers southeast of Darwin.  Based on a review of project files, Vista management believes that approximately 24.6 million tonnes grading 1.05 grams per tonne gold and containing 826,000 ounces of gold were extracted between 1996 and the termination of mining in 2000. Processing was by a combination of heap-leach production from oxide ore and cyanidation of sulfide ore.  The remaining mineral resource consists of sulfide mineralization lying below and along strike of the existing open pit.

Gustavson had estimated mineral resources in a report entitled “Report NI 43-101 Technical Report on the Mount Todd Gold Project, Northern Territory, Australia” dated June 26, 2006, in compliance with NI 43-101 standards, the results of which were previously reported by Vista in a press release dated June 26, 2006. Based on the June 2006 report, the gold resources for the Batman deposit, reported at a cutoff grade of 0.5 grams of gold per tonne and shown in metric units are:

	Tonnes	Grade	Contained Gold Ounces
	(000s)	(grams per tonne)
Measured resources (1)	18,421	0.97	576,130
Indicated resources (1)	37,957	0.97	1,181,620
Measured and indicated resources (1)	56,378	0.97	1,757,750
Inferred resources (2)	50,053	0.93	1,503,194

(1) Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

In undertaking the preliminary assessment, Gustavson considered the economic and technical parameters associated with development of the mineral resources by open-pit mining.  The study included a conceptual process flowsheet developed by Resource Development Inc. of Wheat Ridge, Colorado, which is based on preliminary testwork and includes a flotation circuit to recover a bulk sulfide concentrate, and further flotation to separate a copper sulfide concentrate that would contain about one-half of the gold and which would be shipped to a smelter. A pyrite concentrate containing about one-half of the gold would also be produced and this concentrate would be cyanide leached to recover the gold. The cyanide in the sulfide residue would be neutralized, following which the residue would be filtered to dry it, and then placed on a lined pad. MWH Australia Pty Ltd (“MWH”) designed conceptual tailing disposal facilities, including utilizing the existing tailing facility, and estimated capital costs for these facilities. MWH also completed a closure study and cost estimate for closing the mine and facilities following resumption of production.

In the preliminary assessment, Gustavson assumed a 30,000 metric tonne-per-day (10.65 million metric tonne-per-year) ore production rate, resulting in a ten-year operating life. Overall gold recovery is estimated at 87% and copper recovery at 70%. Using a gold price of US$600 per ounce and a copper price of US$2.00 per pound, the mineable resources are as shown in the following table in metric units.

PRELIMINARY ASSESSMENT STUDY
Classification of Mineable Resources (US$600 per oz Au and US$2.00 per lb Copper Designed Pit)
December 2006

Class	Ore Tonnes (x 1000)	Average Gold Grade (gm/t))	Contained Gold (oz)	Total Waste Tonnes (x 1000)	Total Tonnes (x 1000)	Stripping Ratio (W:O)
Measured resources (1)	20,521.1	0.902	595,036	-NA-	-NA-	-NA-
Indicated resources (1)	41,182.9	0.908	1,202,307	-NA-	-NA-	-NA-
Inferred resources (2)	45,947.5	0.923	1,363,645	-NA-	-NA-	-NA-
				187,118	294,769	1.74

(1) Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

(2) Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Startup capital is estimated at US$264 million. Mining costs are estimated at US$1.21 per tonne of material mined, processing costs are estimated at US$6.48 per tonne of ore processed and general and administrative costs are estimated at US$0.14 per tonne processed.

Gustavson prepared cash flow economic analyses and sensitivity studies for gold prices of US$500, US$600, and US$700 per ounce and plus and minus 20 percent for operating and capital costs.  According to the Gustavson study, at long-term average gold prices over US$532 per ounce, the project appears to be viable. The base case of US$600 per gold ounce has an approximate pre-tax Discounted Cash Flow Rate of Return (DCFROR) of 17 percent.  Net cash flow is estimated at US$178 million.

The “preliminary assessment” is preliminary in nature and includes inferred mineral resources (43% inferred and 57% measured and indicated) that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the preliminary assessment will be realized.  Mineral resources that are not mineral reserves do not have demonstrated economic viability.

Mike Richings, President and CEO, commented, “The results of the Gustavson study confirm our original concept that with appropriate proven technology, Mt Todd could be developed under current economic conditions. During 2007, we have planned a substantial program of drilling and engineering which we believe will add substantially to the value of the project. Our drilling program will have two goals: to convert inferred resources in the Batman pit area to measured and indicated, and to add new resources to the project. Our review of the Gustavson study shows the reason that the inferred resources in the pit are classified as inferred rather than measured and indicated is because the drill hole sampling density is insufficient. The 2007 drilling program commencing in February is designed to increase the sampling density and upgrade inferred resources to measured and indicated resources. The study also shows that the potential to extend the resources along strike is good and again the 2007 program will be an initial test of this potential. The samples obtained from the drilling will also be used to gather geotechnical data for pit wall design, to waste rock characterization and for metallurgical testwork to optimize the process flow sheet. If the results of the drilling and engineering program are favorable, we expect this information will lead to an updated feasibility study and the estimation of mineable reserves.”

With regard to some of Vista’s other projects, Mr. Richings noted, “Vista will be undertaking substantial programs at each of its four most advanced development projects in 2007. These programs will include infrastructure engineering at Paredones Amarillos, additional engineering and field work at Yellow Pine, a feasibility study on the development of Awak Mas and the work at Mt. Todd described above. These four projects are clearly attractive developments at current gold prices and we believe that our planned programs will add substantial value to these projects and accordingly, to Vista.”

Further, Mr. Richings said, “The uncertainty over the timing of the proposed arrangement involving the creation of Allied Nevada Gold Corp., which, as previously announced, has taken longer than expected due to the complicated regulatory process, has made it difficult for the market to fully the appreciate the full value of Vista. However, we believe our shareholders will see the full value of this strategy when the proposed arrangement is complete, through the creation of one of the best gold exploration and development opportunities in Nevada in Allied Nevada, with Vista shareholders still retaining a superior option on the price of gold in Vista with its portfolio of large advanced gold development projects.”

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation’s holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Wildcat projects, the F.W. Lewis, Inc. properties and the Hycroft mine, all in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de Los Reyes projects in Mexico, the Amayapampa project in Bolivia, the Awak Mas project in Indonesia, and the Mt. Todd project in Australia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of Vista’s or Allied Nevada’s businesses, operations, plans and other such matters are forward-looking statements. When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista and Allied Nevada, including anticipated consequences of the contemplated transaction described herein, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks that Vista’s or Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s or Allied Nevada’s operations of environmental regulations in the countries in which they operate; risks due to legal proceedings; uncertainty of being able to raise capital on favorable terms or at all; and risks that may affect Vista’s ability to complete the contemplated transaction described herein including risks that Vista may be unable to obtain required third party approvals; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission. Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Greg Marlier at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.